Exhibit 99.1

OvaScience Reports Second Quarter 2016 Financial Results

— AUGMENT revenues increased 30% in 2Q16 compared to 1Q16 —

— Strong financial position enables execution of corporate strategy —

— Conference call today at 4:30 p.m. ET —

WALTHAM, Mass.— August 4, 2016—OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today reported its second quarter 2016 financial results and highlighted recent accomplishments.

“Following our equity offering in June, which raised net proceeds of approximately $53.9 million, we are in a strong financial position to further expand access to the AUGMENT treatment and to advance the development of OvaPrime and OvaTure,” said Harald Stock, Ph.D., President and Chief Executive Officer of OvaScience. “We have made important progress toward the corporate goals we outlined earlier this year and continue to build the commercial infrastructure and patient-centric business model to further expand access to AUGMENT in Canada and prepare for commercialization in Japan. We look forward to complementing these efforts with data from ongoing clinical studies, which will further support the real world value and benefit of our treatments.”

Second Quarter and Recent Highlights

AUGMENT Treatment: The AUGMENTSM treatment is designed to improve egg health by using mitochondria from a woman’s own egg precursor (EggPCSM) cells during in vitro fertilization (IVF). Improved egg health is essential for fertilization and embryo development.

•                  Progressed narrow and deep commercial efforts

OvaScience entered into agreements with two new clinics in Canada. Both will join existing partners in offering the AUGMENT treatment commercially, following the completion of a preceptorship training program. With these additions, there are now six clinics offering AUGMENT in Canada, four of which signed on in the past six months.

During the second quarter, the Company continued to work closely with IVF Japan and Yoshiharu Morimoto, M.D., Ph.D., to prepare for the anticipated commercialization of the AUGMENT treatment in Japan. In May 2016, OvaScience signed a letter of intent with IVF Japan. The Company is in the process of finalizing a commercial agreement with the clinic group.

As part of its geographic strategy, OvaScience discontinued the availability of the AUGMENT treatment at partner clinics in Panama and Turkey. OvaScience is committed to minimizing the impact of this change to women and families in these regions.

-more-

•                  Advanced ongoing egg allocation study

OvaScience continues to work in tandem with the IVI Group to progress its ongoing adaptive, controlled, double-blind, prospective and randomized egg allocation study. The study is designed to evaluate the safety and efficacy of AUGMENT in poor prognosis women, defined as those with at least one prior failed IVF cycle with embryo transfer and no pregnancy due to low embryo quality. OvaScience expects to announce data in the second half of 2017.

OvaPrimeSM Treatment: The OvaPrime treatment is a potential fertility treatment that could enable a woman who makes too few or no eggs to increase her egg reserve. Poor egg reserve affects approximately 25% of those seeking fertility treatment. The OvaPrime treatment is designed to transfer a woman’s EggPC cells to her own ovary, where they may mature into fertilizable eggs during a standard IVF process. In preclinical studies, OvaPrime was shown to result in a mature, fertilizable egg.

•                  Expanded OvaPrime clinical program

OvaScience broadened its clinical program evaluating the OvaPrime treatment. OvaScience recently received approval from an Independent Review Board (IRB) to begin a study in Canada led by Principal Investigator Robert Casper, M.D., FRCSC, Medical Director of TRIO Fertility based in Ontario. This study, like the one currently ongoing in the United Arab Emirates, will evaluate the safety of OvaPrime and changes in a patient’s hormone levels and follicular development as measured by ultrasound. OvaScience intends to provide an update on the path forward with OvaPrime by year-end based on an internal review of preliminary data from these studies.

•                  Presented preclinical data supporting the safety of the OvaPrime treatment

At the European Society of Human Reproduction (ESHRE) Annual Meeting in July 2016, OvaScience presented preclinical data demonstrating the safety of EggPC cell repositioning in Cynomologus monkey ovaries using the OvaPrime method. In the six months post-treatment, no morbidity, mortality or treatment-related abnormalities were observed and no significant pre-to-post within-animal changes were found for body weight, hematology, serum chemistry or urinalysis parameters.

OvaTureSM Treatment: The OvaTure treatment is a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections by maturing EggPC cells into eggs outside the body. It may be an option for women with compromised eggs, who are unable to make eggs or may be unwilling or unable to undergo hormone hyperstimulation.

•                  Continued to advance process for the OvaTure treatment

OvaScience continues to advance the OvaTure treatment and made progress in maturing and characterizing EggPC-derived eggs.

Corporate Highlights:

•                  In June 2016, OvaScience sold 8,222,500 shares of its common stock at a price of $7.00 per share. The Company received net proceeds from the offering of $53.9 million.

Expected Milestones:

OvaScience is focused on execution in 2016 and remains on track to achieve the following milestones by year end:

•                  Further expand patient access to AUGMENT in clinics across Canada;

•                  Work with IVF Japan to prepare for the commercialization of AUGMENT in Japan;

•                  Progress enrollment in egg allocation study of AUGMENT;

•                  Provide an update on the path forward for OvaPrime; and

•                  Provide an update on progress towards determining a United States market entry strategy for AUGMENT.

Second Quarter Financial Results

•                  Revenue for the quarter ended June 30, 2016 was $189,000, compared to $30,000 for the same period in 2015. Revenue for the six months ended June 30, 2016 was $335,000, compared to $45,000 for the same period in 2015. The Company recognized revenue related to 34 AUGMENT treatments in the second quarter of 2016, and related to 58 AUGMENT treatments in the first half of 2016, including treatments offered under various pricing programs. In 2015, OvaScience recognized revenue from 22 AUGMENT treatments for the full fiscal year.

•                  Net loss for the quarter ended June 30, 2016 was $18.6 million, or ($0.62) per share, compared to net loss of $17.5 million, or ($0.64) per share, for the same period in 2015. Net loss for the quarter ended June 30, 2016 included non-cash stock-based compensation expense of $2.2 million. The increase in net loss was primarily attributable to planned higher personnel costs and costs associated with the commercial expansion of the AUGMENT treatment in certain international IVF clinics.

•                  Research and development expense for the quarter ended June 30, 2016 was $6.0 million, compared to $4.0 million for the same period in 2015. This increase was primarily driven by a $1.2 million increase in employee compensation and related benefits driven by the hiring of additional research and development personnel, a $0.5 million increase in lab supplies and patient-related costs associated with our ongoing clinical study being conducted by the IVI Group and a $0.3 million increase in facilities, consulting and other costs.

•                  Selling, general and administrative expense for the quarter ended June 30, 2016, was $11.2 million, compared to $13.1 million for the same period in 2015. This decrease was primarily a result of a $2.4 million decrease in stock-based compensation expense, including $1.3 million of pre-vest forfeitures as a result of the resignation of a senior executive in the current period and a decrease of $1.1 million of stock-based compensation expense for senior executives that did not recur in 2016 as a result of executive leadership changes since the second quarter of 2015, which was partially offset by a $0.7 million increase in employee compensation and related benefits driven by the hiring of additional selling, general and administrative personnel.

As of June 30, 2016, OvaScience had cash, cash equivalents, and short-term investments of $147.7 million, compared to $126.7 million on December 31, 2015.  The increase reflects the net proceeds of $53.9 million received from the completion of OvaScience’s follow-on offering in the second quarter of 2016.

Conference Call

OvaScience will host a conference call at 4:30 p.m. EDT today, Thursday, August 4, 2016, to discuss these financial results and provide an update on the Company. The conference call can be accessed by dialing (888) 424-8151 (U.S.) or (847) 585-4422 (International) five minutes prior to the start of the call and providing the passcode 9515417. Additionally, the live, listen-only webcast of the conference call can be accessed by visiting the Investors section of the Company’s website at www.ovascience.com. A replay of the conference call will be available from 7:00 p.m. EDT on Thursday, August 4, 2016, through 11:59 p.m. EDT on Thursday, August 11, 2016, and may be accessed by visiting OvaScience’s website or by dialing (888) 843-7419 (U.S.) and (630) 652-3042 (International). The replay access code is 9515417.

About OvaScience

OvaScienceSM (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions. OvaScience has commenced a non-commercial preceptorship training program with the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and is developing the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. OvaScience treatments are not available in the U.S. For more information, please visit www.ovascience.com and www.augmenttreatment.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment, OvaPrime treatment and OvaTure treatment, including statements relating to the anticipated commercialization of the AUGMENT treatment in Japan, plans to finalize a commercial agreement with IVF Japan, plans to build commercial infrastructure and a patient-centric business model, plans to expand access to the AUGMENT treatment;, plans to progress enrollment in the egg allocation study with the IVI Group and plans to announce data from the study in the second half of 2017, plans to pursue OvaPrime studies in Canada and the United Arab Emirates, plans to provide an update on the path forward for the OvaPrime treatment by year end, plans to provide an update on the Company’s progress towards determining a U.S. market entry strategy for AUGMENT by year end, and plans to offer the AUGMENT treatment commercially at new clinic partners following the completion of preceptorship training programs. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with may determine not to provide or continue providing the AUGMENT treatment or OvaPrime treatment, or to delay providing such treatments, based on clinical efficacy, safety or commercial, logistic, regulatory or other reasons; the possibility that we may not succeed in executing a definitive commercial agreement with IVF Japan, the science underlying our treatments (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval or licenses where necessary for our treatments; our ability to develop our treatments on the timelines we expect, if at all; our ability to commercialize our treatments, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K and Exhibit 99.3 to our current report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2016. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Media and Investor Contact:

Jennifer Viera

(617) 420-8748

jviera@ovascience.com

– Financial Tables to Follow –

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of
	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$95,894	$43,224
Short-term investments	51,759	83,438
Prepaid expenses and other current assets	2,458	3,199
Total current assets	150,111	129,861
Property and equipment, net	8,149	8,313
Restricted cash	439	439
Other long-term assets	23	—
Total assets	$158,722	$138,613
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,466	$3,352
Accrued expenses and other current liabilities	8,274	7,891
Total current liabilities	10,740	11,243
Deferred rent and other non-current liabilities	1,425	520
Total liabilities	12,165	11,763
Total stockholders’ equity	146,557	126,850
Total liabilities and stockholders’ equity	$158,722	$138,613

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$189	$30	$335	$45
Costs and expenses:
Costs of revenues	1,233	116	2,409	151
Research and development	5,987	4,021	11,942	9,768
Selling, general and administrative	11,210	13,067	25,664	24,113
Total costs and expenses	18,430	17,204	40,015	34,032
Loss from operations	(18,241)	(17,174)	(39,680)	(33,987)
Interest income, net	161	101	335	145
Other (expense) income, net	(22)	(28)	(49)	6
Loss from equity method investment	(416)	(389)	(807)	(860)
Loss before income taxes	(18,518)	(17,490)	(40,201)	(34,696)
Income tax expense	50	—	125	—
Net loss	$(18,568)	$(17,490)	$(40,326)	$(34,696)
Net loss per share—basic and diluted	$(0.62)	$(0.64)	$(1.41)	$(1.29)
Weighted average number of shares used in net loss per share—basic and diluted	30,036	27,198	28,668	26,894

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